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                                   Exhibit 5.1


                     Opinion of Bernstein & Wasserman, LLP.


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                                                              September 15, 1997



Diamond Entertainment Corporation
16818 Marquardt Avenue
Cerritos, California 90703


Ladies and Gentlemen:

     We have acted as counsel for Diamond Entertainment Corporation, a New Jersey corporation ("Company"), in connection with a Registration Statement on Form S-8 ("Registration Statement") being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering 4,550,000 shares of the Company's Common Stock, no par value (the "Shares"), 7,849,523 Class A Warrants, each warrant exercisable to purchase one Share (the "Warrants"), such 7,849,529 Shares underlying the Warrants, heretofore granted pursuant to Consulting Agreements, dated August 25, 1997, between the Company and Bruce W. Barren and EMCO/ Hanover Group, Inc.; dated August 25, 1997 between the Company and George Furla; dated August 25, 1997 between the Company and Peter Benz; dated August 25, 1997 between the Company and Al Davis; and dated August 25, 1997 between the Company and Murray Scott; and pursuant to Amended Employment Agreements dated September 1, 1997; between the Company and James K.T. Lu; and dated September 1, 1997 between the Company and Jeffrey I. Schillen; and pursuant to Employment Agreements dated September 1, 1997 between the Company and various key employees.

     In that connection, we have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company, the Registration Statement, the Consulting Agreements, dated August 25, 1997, between the Company and Bruce W. Barren and EMCO/ Hanover Group, Inc.; dated August 25, 1997 between the Company and George Furla; dated August 25, 1997 between the Company and Peter Benz; dated August 25, 1997 between the Company and Al Davis; and dated August 25, 1997 between the Company and Murray Scott; and pursuant to Amended Employment Agreements dated September 1, 1997 between the Company and James K.T. Lu; and dated September 1, 1997 between

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the Company and Jeffrey I. Schillen; and pursuant to Employment Agreements dated
September 1, 1997 between the Company and various key employees, the corporate proceedings of the Company relating to the issuance of the Shares, the Warrants and the Shares underlying the Warrants and such other instruments and documents as we have deemed relevant under the circumstances.

     In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records of the Company include all corporate proceedings taken by the Company to date.

     Based upon and subject to the foregoing, we are of the opinion the Shares and the Shares underlying the Warrants when issued in accordance with the terms of the Consulting Agreements, the Employment Agreements and the Amended Employment Agreements are duly and validly authorized and issued and fully paid and non-assessable.

     We hereby consent to the use of this opinion as herein set forth as an exhibit to the Registration Statement.

                                        Very truly yours,


                                             BERNSTEIN & WASSERMAN, LLP